Exhibit 10.1

The Boston Beer Company, Inc.

Restated Employee Equity Incentive Plan

1.	Purpose.

The purpose of The Boston Beer Company, Inc. (the “Company”, which term for purposes of eligibility to participate shall include all of the affiliates of The Boston Beer Company, Inc., including Boston Beer Corporation) Employee Equity Incentive Plan (as amended from time to time, the “Plan”) is to provide additional incentive for management and other employees of the Company, selected for participation in the Plan, to promote the growth and success of the Company’s business, and to reward them for such growth and success, by making available to them shares of the Company’s Class A [Limited Voting Rights] Common Stock ($0.01 par value) (“Class A Stock”).

2.	History.

(a) The Plan was originally adopted on November 20, 1995. As adopted, the Plan provided for Options and Investment Shares. The maximum number of shares of the Company’s Class A Stock originally authorized for issuance under the Plan was 1,687,500 shares.

(b) On October 20, 1997, the Board of Directors of the Company (the “Board”) and the sole holder of the Company’s outstanding Class B Common Stock, $0.01 par value per share (the “Class B Stock”), amended the Plan to increase by 1,000,000 shares the number of shares of Class A Stock authorized for issuance under the Plan.

(c) On December 19, 1997, the Board further amended the Plan to delete the provisions that had permitted the grant of Management Options at a per-share exercise price of $0.01 and to provide for a shift from the Board’s Compensation Committee (the “Compensation Committee”) to the full Board authority to act under the Plan, based on recommendations brought to it by the Compensation Committee.

(d) On December 14, 2001, the Plan was amended to increase by 1,000,000 shares the number of shares of Class A Stock authorized for issuance under the Plan.

(e) On December 20, 2005, the Board further amended the Plan, formally striking the discontinued Management Options provisions and inserting the Board's right to grant shares of restricted stock awards ("Restricted Stock Awards" or “RSAs”).

(f) On December 19, 2006, the Board further amended the Plan to: (i) increase by 500,000 shares the number of shares of Class A Stock authorized for issuance under the Plan, (ii) change the method used in valuing shares of Class A Stock for purposes of the Plan, and (iii) grant the Board discretion to waive eligibility requirements in granting Options and Restricted Stock Awards.

(g) On December 21, 2007, the Plan was amended to increase by 1,000,000 shares the number of shares of Class A Stock authorized for issuance under the Plan.

(h) On October 30, 2009, the Plan was amended to increase by 812,500 shares the number of shares of Class A Stock authorized for issuance under the Plan.

(i) On October 8, 2013, the vesting provisions with respect to Investment Shares were amended.

(j) On October 8, 2014, the Plan was restated to formally reflect certain procedures and practices followed with respect to Restricted Stock Awards and Options.

(k) On December 9, 2015, the Plan was amended to increase by 700,000 shares the number of shares of Class A Stock authorized for issuance under the Plan.

(l) On December 20, 2017, the Plan was amended to: (i) extend the time within which Options may be exercised following the death of an Optionee for Options granted on and after January 1, 2018; and (ii) clarify that shares issued under the Plan may be subject to Company policies in addition to the terms of the Plan.

(m) On December 20, 2018, the Plan was amended to: (i) permit the grant of restricted stock units (“RSUs”); (ii) eliminate certain Plan features and limitations that are no longer applicable following the repeal of the qualified performance-based exception under Section 162(m) of the Internal Revenue Code of 1986, as amended; and (iii) make certain other changes to enhance administrative flexibility.

3.	Shares Covered by the Plan.

The maximum number of shares of Class A Stock that may be issued under the Plan is 6,700,000 shares, subject to adjustment in accordance with Section 13 of the Plan. Shares of Class A Stock which are the subject of Restricted Stock Awards (as defined in Section 5(a)), RSUs (as defined in Section 5(b)) or Options (as defined in Section 6) or Management Options granted under the Plan prior to its amendment on December 19, 1997, which lapse unexercised or Investment Shares which do not become Vested Shares (as defined in Section 8) and are repurchased or redeemed by the Company, or which are withheld to satisfy tax obligations shall again be available for issuance hereunder.

The number of shares of Class A Stock available for awards under the Plan shall not be reduced by (i) the number of shares of Class A Stock subject to substitute awards (i.e., an award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock) or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the Plan (subject to applicable stock exchange requirements).

Shares of Class A Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Class A Stock, including authorized and issued shares of Class A Stock that are reacquired by the Company.

4.	Administration of the Plan.

The Plan shall be administered by the Board, generally acting on the recommendation(s) of the Compensation Committee. In its sole discretion, the Board shall have the power to:

(i) select employees to be granted Restricted Stock Awards and RSUs (“RSA Grantees” and “RSU Grantees”) pursuant to Section 5 of the Plan and Options pursuant to Section 6 of the Plan;

(ii) authorize Restricted Stock Awards and the grant of RSUs and Options, pursuant to Sections 5 and 6 of the Plan;

(iii) construe, interpret, and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any award agreements (which may be in written or electronic form);

(iv)  determine the terms and conditions of any awards granted hereunder, including, without limitation, the exercise price, the time or times when awards may be exercised, vesting criteria, vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any awards or the Class A Stock relating thereto, based in each case on such factors as the Board, in its sole discretion, shall determine;

(v) determine whether, to what extent and under what circumstances awards may be settled in shares of Class A Stock;

(vi) determine whether, to what extent, and under what circumstances shares of Class A Stock with respect to an award made under the Plan shall be deferred either automatically or electively;

(vii) delegate to the Compensation Committee of the Board or one or more officers of the Company (such as the CEO, CFO, or Head of HR) power to make and administer grants to different categories of employees who are not directors or executive officers of the Company (in which case such delegatee(s) shall be considered the “Board” hereunder for purposes of such grants);

(viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent that the Board shall deem desirable to carry it into effect;

(ix) adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable; and

(x) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

The decision of the Board as to all questions of interpretation and application of the Plan shall be final and binding on all persons.

To the extent allowable pursuant to applicable law, each member of the Board and any person to whom the Board has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Organization or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.	Eligibility.

Employees eligible to participate in the Plan (“Eligible Employees”) shall consist of such officers, other employees, consultants, independent contractors, and agents, and persons expected to become officers, other employees, consultants, independent contractors, and agents of the Company as the Board in its sole discretion may select from time to time.  The Board’s selection of a person to participate in the Plan at any time shall not require the Board to select such person to participate in the Plan at any other time.  Except as provided otherwise in an award agreement, for purposes of the Plan, references to employment by the Company shall also mean employment by a subsidiary, and references to employment shall include service as a member of the Board, consultant, independent contractor, or agent.  The Board shall determine, in its sole discretion, the extent to which an employee shall be considered employed during any periods during which such participant is on a leave of absence.

6.	Restricted Stock Awards; Restricted Stock Unit Grants.

(a) The Board may, from time to time, grant to Eligible Employees shares of Class A Stock, subject to such vesting criteria and other terms and conditions, as the Board shall determine. Unless prior approval is granted by the Board for special circumstances, the minimum vesting period for any grant shall be one (1) year.

(b) The Board may also, from time to time, grant to Eligible Employees RSUs with respect to shares of Class A Stock, subject to such vesting criteria and other terms and conditions as the Board shall determine. Each RSU shall represent an unfunded and unsecured right to receive one (1) share of Class A Stock upon satisfaction of the applicable vesting criteria. Unless prior approval is granted by the Board in special circumstances, the vesting period for each RSU grant shall be four (4) years.

7.	Options.

(a) The Board may also, from time to time, grant to Eligible Employees (individually, an “Optionee” and collectively, “Optionees”) options (“Options”) to acquire shares of Class A Stock ("Option Shares"), on such terms and conditions, including exercise price (which shall not be less than the fair market value of such shares as of the date of grant), as the Board shall determine.  Unless prior approval is granted by the Board for special circumstances, the minimum vesting period for any grant shall be one (1) year.

(b) Except as otherwise determined from time to time by the Board in connection with specific options, the right to exercise each Option shall vest over the period of time after the date on which the Option was granted (the "Option Date"), so long as the Optionee continues to be employed by the Company as of each vesting date, provided that (1) the Board may in its discretion permit accelerated vesting, (2) the Board may tie exercisability to performance criteria determined by the Board in its discretion, and (3) the Board may tie exercisability to compliance by an Optionee with any applicable restrictive covenants.

(c) Except as determined by the Board from time to time, each Option shall terminate on the earliest to occur of the expiration of: (1) ten (10) years after the Option Date; (2) ninety days after the Optionee ceases to be an employee of the Company, other than by reason of his or her death; or (3) one (1) year after the Optionee ceases to be an employee because of his or her death.

(d) An option may be exercised: (i) online via the Company’s online equity portal specifying the number of whole Option Shares to be purchased and accompanying such action with payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash; (B) by authorizing the Company to withhold whole shares of Class A Stock which would otherwise be delivered having an aggregate fair market value, determined by the close price on the day preceding the date of exercise, equal to the amount necessary to satisfy such obligation; or (C) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise; or (ii) by executing such documents as the Company may reasonably request.  No shares of Class A Stock shall be issued and no certificate representing shares of Class A Stock shall be delivered until the full purchase price therefor and any applicable withholding taxes thereon have been paid (or arrangement made for such payment to the Company's satisfaction).

8.	Performance‐Based Measures for Certain Grants.

To the extent determined by the Board, one or more performance measure(s) may be used for Restricted Stock Awards, RSUs, or Options granted to Eligible Employees.  Performance measures or ratios or other relationships between one or more measures may be measured on an absolute basis or relative to peer companies or specific business units of peer companies. Performance measures may be set at the corporate level, subsidiary level, division level, business unit level, and/or individual level. If the Board determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render any performance measure(s) unsuitable, the Board may in its discretion modify such measure(s) or the acceptable levels of achievement, in whole or in part, as the Board deems appropriate and equitable.

9.	Purchase of Investment Shares.

(a) Eligible Employees may also purchase Class A Stock under the Company’s Investment Share Program (“ISP”), thereby becoming “ISP Participants.”  Participants may invest up to ten percent (10%) of their most recent annual compensation (base salary and bonus, if any) in whole shares (“Investment Shares”) of Class A Stock. After a Participant has been employed by the Company for at least two (2) full years, Investment Shares may be purchased at a discount from the “Investment Share Value” (as defined below) based on length of service. The cost to the Participant will be the Investment Share Value, discounted, if applicable, according to the schedule in Section 9(c). For each full year Investment Shares are held after issuance and the ISP Participant remains employed with the Company, twenty percent (20%) will become fully vested, except for those ISP Participants who are age 64 or older, for whom one hundred percent (100%) of the Investment Shares will become fully vested (“Vested Shares”). Investment Shares not yet vested shall cease to vest upon the termination of an ISP Participant’s employment with the Company, except as otherwise then determined by the Board, unless such termination was because of death or disability, whereupon such death or disability termination all the ISP Participant’s unvested Investment Shares shall vest. Notwithstanding the foregoing, unvested Investment Shares shall also vest upon the ISP Participant’s attainment of age 65 while employed by the Company, and Investment Shares issued to an ISP Participant who is age 64 or older shall vest on the first anniversary of issuance if the ISP Participant is still then employed by the Company.

(b) The maximum number of Investment Shares that may be issued to each ISP Participant at any time will be equal to ten percent (10%) of his or her most recent annual compensation (base salary and bonus, if any) up to a maximum of $17,500, divided by the applicable Discounted Investment Share Value then in effect under Section 8(b), below.

(c) The issuance price for Investment Shares will be based on the then Investment Share Value. Investment Share Value shall be the closing price at which shares of Class A Stock traded on the New York Stock Exchange or on any other exchange on which such shares may be traded (“NYSE”), on the day preceding the date of an ISP Participant’s investment in Investment Shares. The issuance price for Investment Shares will be the “Discounted Investment Share Value”, determined based on discounts from Investment Share Value, tied to each ISP Participant’s tenure with the Company.

•	Prior to 2 full years of employment, there will be no discount
•	After 2 full years of employment, the discount will be 20%
•	After 3 full years of employment, the discount will be 30%
•	After 4 full years of employment, the discount will be 40%

(d) All Investment Shares which have not yet vested shall be held in escrow by an escrow agent selected by the Board, pursuant to an escrow agreement, in a form approved from time to time by the Board.

(e) Each ISP Participant who purchases Investment Shares and who is not subject to the provisions of Section 16(b) of the 1934 Act shall have the right at any time to cause the Company to redeem all, but not less than all, of the Investment Shares previously purchased by him or her but which have not yet vested at a price equal to the lesser of (i) the Discounted Investment Share Value at which the Shares were issued and (ii) the Investment Share Value, as of the date preceding the date on which the Investment Shares are tendered for redemption.

(f) In the event of the termination of the employment with the Company of any ISP Participant who holds Investment Shares, the Company shall have the right, but not the obligation, to redeem within ninety (90) days after such termination any or all of such Investment Shares which are not Vested Shares at a price, payable in cash, equal to the lesser of (i) the Discounted Investment Share Value at which the Shares were issued and (ii) the Investment Share Value, as of the date preceding the date on which the Investment Shares are called for redemption.

10.	Award Agreements.

Each agreement evidencing an award under the Plan or ancillary thereto, such as an applicable escrow agreement, shall either be: (i) in writing in a form approved by the Board and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Board and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of awards as the Board may provide; in each case and if required by the Board, the award agreement shall be executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Board may require.  The award agreement shall set forth the material terms and conditions of the award as established by the Board, consistent with the provisions of the Plan. The Board may authorize any officer of the Company to execute any or all award and ancillary agreements on behalf of the Company.

11.	Provisions Relating to Securities Act.

Notwithstanding any other provision of the Plan, the Company may delay the issuance of Option Shares covered by the exercise of an Option, any Restricted Stock Grant or RSU shares that have vested, or Investment Shares which have become Vested Shares (in any case, “Shares”) until one of the following conditions shall be satisfied:

(i) Such Shares are at the time of issuance effectively registered under applicable federal and state securities acts, as now in force or hereafter amended; or

(ii) Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that the issuance of such Shares is exempt from registration under applicable federal and state securities acts, as now in force or hereafter amended.

Moreover, unless the Shares to be issued have been effectively registered under the Securities Act of 1933, as amended (the “Act”), the Company shall be under no obligation to issue such Shares unless the person to whom the Shares are to be issued shall first give written representation to the Company, satisfactory in form and scope to the Company’s counsel and upon which in the opinion of such counsel the Company may reasonably rely, that he or she is acquiring the Shares to be issued to him or her as an investment and not with a view to or for sale in connection with any distribution thereof in violation of the Act. The Company shall have no obligation, contractual or otherwise, to any person to register under any federal or state securities laws any Shares issued under the Plan to such person.

12.	Expenses of the Plan.

All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any recipient of a Restricted Stock Grant or RSU, Optionee, or ISP Participant.

13.	No Contractual Right to Participate and No Right to Continued Employment.

Nothing in the Plan shall be deemed to give any employee of the Company, or his or her legal representatives or assigns, or any other person claiming under or through him or her, any contractual or other right to participate in the benefits of the Plan. Nothing in the Plan and no action or grant thereunder shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain in its employ for any specific period of time any recipient of a Restricted Stock Grant or RSU, Optionee, or ISP Participant. No Option, Restricted Stock Grant, or RSU shall give to the recipient any rights as a stockholder in the Company or any rights in any underlying shares until such Options are exercised or such Restricted Stock Awards or RSUs become vested.

14.	Dilution and Other Adjustments.

The Board shall make or provide for such adjustments in the number and kind of shares of Class A Stock covered by outstanding awards granted hereunder, in the Option exercise price and in other award terms, as the Board, in its sole discretion, determines is equitably required to prevent dilution or enlargement of the rights of award holders that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.  In addition, for each Option with an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control (as defined in the award agreement), the Board may in its discretion elect to cancel such Option without any payment to the person holding such Option.  The Board shall also make or provide for such adjustments in the number of shares of Class A Stock specified in Section 2 of the Plan as the Board in its sole discretion determines is appropriate to reflect any transaction or event described in the Plan.

15.	Transferability.

No right or interest under the Plan of any Eligible Employee shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, other than by will or the laws of descent and distribution; and no such right or interest of any Eligible Employee shall be subject to any obligation or liability of such Eligible Employee. The Option shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

16.	Income Taxes.

The Company shall have the right to require, prior to the issuance or delivery of any shares of Class A Stock, payment by the ISP Participant, RSA Grantee, RSU Grantee or Optionee, as applicable, of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such issuance or delivery. Each ISP Participant, RSA Grantee, RSU Grantee and Optionee is personally responsible for the withholding taxes payable on the amount of taxable income realized by him or her by reason of his or her purchase of Investment Shares, or grant of RSA, RSU or Option, as applicable. Such tax liability shall be satisfied, as follows:

(i) In the case of an ISP Participant who determines to make an election under Section 83(b) of the Internal Revenue Code, such taxes shall in all cases be paid through a cash payment to the Company made not later than the day on which the election is made.

(ii) In the case of ISP Participants and RSA Grantees who do not make an election under Section 83(b) of the Internal Revenue Code, such taxes may be paid through: (1) a cash payment to the Company made within ten (10) business days after the date on which the applicable shares became vested, which payment may originate from the ISP Participant, RSA Grantee, or his/her designated broker; or (2) unless the required cash payment is timely received, the redemption by the Company (“Redemption to Cover”) at a price equal to the fair market value determined by the closing price of a share of Class A Stock as quoted on the NYSE on the day preceding the applicable vesting date (“FMV”) of a sufficient whole number of the shares of Class A Stock then vesting to cover the withholding tax liability.

(iii) In the case of RSU Grantees, the Company shall withhold whole shares of Class A Stock which would otherwise be delivered to the RSU Grantee, having an aggregate FMV sufficient to cover the withholding tax liability (“Net Issuance”), unless the RSU Grantee makes a cash payment to the Company for the full amount of the withholding taxes then payable within ten (10) business days after the date on which the RSU became vested, which payment may originate from the ISP Participant, RSA Grantee, or his/her designated broker.

(iv) In the case of Optionees, the withholding taxes arising out of the exercise of Options shall in all cases be paid via a cash payment by the Optionee or a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice to sell shares to cover taxes.

(v) If a Redemption to Cover or a Net Issuance generates a value in excess of the then applicable tax liability, the Company shall promptly pay the excess to the U.S. Treasury for the benefit of the individual in question as additional federal income tax.

17.	Rights Subject to Company Policies.

In addition to the terms and conditions outlined herein, Options, Restricted Stock Awards, RSUs, or Investment Shares issued under the Plan and any transaction related thereto may also be subject to the Company’s Insider Trading Policy, Executive Compensation Recovery Policy, Ban on Hedging/Pledging Company Stock, or other similar policies established by the Company. The Company will ensure that copies of such documents are readily available and accessible to all employees.

18.	Amendment and Termination of the Plan.

The Board, subject to the approval of the holders of a majority in interest of the Company’s issued and outstanding Class B Stock, may at any time terminate, extend, or amend the Plan; provided, however, that termination or amendment of the Plan shall not, without the consent of any person affected thereby, modify or in any way affect in a materially adverse manner any Restricted Stock Grant, RSU, or Option granted, or Investment Shares purchased, prior to such termination or amendment.

19.	Compliance with Section 409A of the Internal Revenue Code.

It is intended that awards under the Plan are either exempt from Section 409A of the Code or are structured to comply with the requirements of Section 409A.  The Plan shall be administered and interpreted in accordance with that intent.  By way of example, the following rules shall apply to awards hereunder to the extent needed to be exempt from or comply with the requirements of Section 409A:  (1) any adjustment or modification to an award shall be made in compliance with Section 409A, (2) rights to amend, terminate or modify the Plan or any award are subject to the requirements and limitations of Section 409A, and (3) any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  While the Company

intends for awards to either be exempt from or in compliance with Section 409A, neither the Company nor any of its employees, directors or agents shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to awards under this Plan.

20.	Tax Cuts and Jobs Act.

In light of changes to the Internal Revenue Code resulting from federal legislation referred to as the Tax Cuts and Jobs Act, if any provision of the Plan is necessary for compliance with Section 162(m) of the Code as to any award, whether prior to or following the enactment of the Tax Cuts and Jobs Act, that provision of the Plan is unaffected by this amendment and restatement; but if a provision of the Plan is not necessary for compliance with Section 162(m) of the Code as to any award, then that provision shall not operate to constrain or limit the discretion of the Board as to any award.

21.	Governing Law.

The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Internal Revenue Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws, and construed accordingly.

Approved by the Board of Directors on the recommendation of the Compensation Committee and by the sole holder of the Class B Common Stock of the Company on December 20, 2018, effective for grants and issuances made, and the vesting of prior grants and issuances, that are effective on and after January 1, 2019.